UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

RIM SEMICONDUCTOR COMPANY
(Exact name of registrant as specified in its charter)

Utah	000-21785	95-4545704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7825 Fay Ave # 200, La Jolla CA 92037
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (858) 456-5551

305 NE 102nd Avenue Suite 105, Portland Oregon 97220
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    DEBT RELEASE AND EXCHANGE AGREEMENT:

Effective March 13, 2012 Rim Semiconductor and the All the Holders of the Secured Promissory Note Agreed as follows:

The Holders agree to exchange any and all interest in the Debt, including a full release of any Liens, for the Royalty Payment equal to ten percent (10%) of any revenues generated from any of RIM's technologies or technology products, whether currently existing or as may exist from future development efforts by RIM (collectively, the "Revenue"). Any royalty payments due and payable pursuant to this Agreement shall be paid to the Holders, or the designated payment agent for the Holders, not later than the thirtieth day after the collection of the Revenue by RIM. Payments of the royalties shall be accompanied by an accounting showing the source and amount of the monthly Revenue on which the royalties were calculated. The Royalty Payment hereunder shall remain in effect until payment is made to the Holders in the amount of one hundred fifty percent (150%) of the remaining unpaid principal balances of $ 2,922,753.64 (the "Payoff Amount"). At that point in time the Royalty Payment shall automatically terminate and further royalty payments shall cease. In the event that any Holder requests that payment be made directly to such Holder, then such Holder shall be responsible for providing RIM with the outstanding amount owed to such Holder. Royalty payments will be made directly to each Holder based on their pro-rata percentage share of the unpaid principal balances.

Also RIM may from time to time invest in other companies, projects, or other non-technology related businesses. The Royalty Payment will not apply to any revenues that are generated from any investments made in non-technology oriented businesses.

Rim Semiconductor can now negotiate with future partners or investors to possibly provide the necessary funds to facilitate its business without prepaying the Holders off with cash or free trading shares prior to consummating an agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rim Semiconductor Company

Dated March 19, 2012	By:	Ray Willenberg Jr.
Ray Willenberg Jr Chairman of the Board

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